Exhibit 2.3

EXECUTION COPY

Second Amendment to Merger Agreement

This Second Amendment to Merger Agreement (this “Amendment”), dated as of June 29, 2017, is entered into by and among (i) Pacific Special Acquisition Corp., a British Virgin Islands business company with limited liability (the “Purchaser”), (ii) Zhengqi International Holding Limited, a company incorporated in the British Virgin Islands, in the capacity under the Agreement (as defined below) as the Purchaser Representative (the “Purchaser Representative”), (iii) Zhengdong Zou, in the capacity under the Agreement as the Seller Representative (the “Seller Representative”), and (iv) Borqs International Holding Corp, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”).

Whereas, Purchaser, the Company, the Purchaser Representative, the Seller Representative, PAAC Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and, for limited purposes thereof, Zhengqi International Holding Limited, a business company incorporated in the British Virgin Islands with limited liability (“Sponsor”), are parties to that certain Merger Agreement, dated as of December 27, 2016 (as amended by the First Amendment to Merger Agreement, dated as of May 10, 2017 (the “First Amendment”), the “Agreement”);

Whereas, Purchaser, the Company, the Purchaser Representative, and the Seller Representative desire to amend the Agreement on the terms and conditions set forth herein;

Whereas, Section 10.9 of the Agreement provides that the Agreement may be amended by authorized action of Purchaser, the Company, the Purchaser Representative, and the Seller Representative; and

Whereas, as contemplated by the PIPE Investment referenced in the Agreement, the parties are seeking potential third party equity financing pursuant to private placements or commitments made by qualified institutional buyers or institutional accredited investors under backstop and subscription agreements to be entered into by Purchaser and such investors, pursuant to which each such investor will agree to purchase or otherwise continue to own through the Closing and not redeem in connection with the Redemption (or otherwise) a certain specified dollar amount of Purchaser Ordinary Shares as set forth therein, with such purchases being through (i) open market or privately negotiated transactions with third parties (with such investor not obligated to pay a price of greater than $10.40 per share), (ii) a private placement at a price of $10.40 per share to be consummated concurrently with the Closing or (iii) a combination thereof.

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions. Capitalized terms used and not otherwise defined herein (including in the recitals hereto) shall have the meanings assigned to them in the Agreement.

2.	Amendments.

a.       Section 11.1 of the Agreement is hereby amended as follows:

i.	to insert the following defined terms, each defined as follows:

“Aggregate Satisfied Commitment Amount” means the aggregate of the Satisfied Commitment Amounts under all Commitment Agreements.

“Borqs Commitment Escrow Share Amount” means the following portion of the Commitment Escrow Shares:

(i)	if the Adjusted Net Income is less than the Net Income Floor, then zero (0);

(ii)	if the Adjusted Net Income is greater than the Net Income Target, then 100% of the Commitment Escrow Shares; and

(iii)	if the Adjusted Net Income is greater than the Net Income Floor but less than the Net Income Target, a percentage of the Commitment Escrow Shares equal to the Partial Net Income Achievement Percentage.

“Commitment Agreement” means a backstop and subscription agreement to be entered into by the Purchaser and a Commitment Investor, in form and substance reasonably acceptable to the Purchaser and the Company, pursuant to which the Commitment Investor will commit to purchase or otherwise continue to own Purchaser Ordinary Shares through the Closing and not redeem in connection with the Redemption (or otherwise), with such purchases being through (i) open market or privately negotiated transactions with third parties (with the Commitment Investor not obligated to pay a price of greater than $10.40 per share), (ii) a private placement at a price of $10.40 per share to be consummated concurrently with the Closing or (iii) a combination thereof.

“Commitment Escrow Share Amount” means a total number of Purchaser Ordinary Shares equal to the product of (i) the Aggregate Satisfied Commitment Amount, multiplied by (ii) the Earnout Share Ratio.

“Commitment Escrow Shares Sourced from the Guarantee Escrow” means a number of Purchaser Ordinary Shares equal to the product of (i) the Commitment Escrow Share Amount, multiplied by (ii) the quotient of (A) the difference between the (I) the Aggregate Satisfied Commitment Amount less (II) the amount, if any, by which the Public Shareholders Funded Amount exceeds $24,000,000, divided by (B) the Aggregate Satisfied Commitment Amount; provided, that (Y) if the Aggregate Satisfied Commitment Amount is equal to zero (0), then the Commitment Escrow Shares Sourced from the Guarantee Escrow will be equal to zero (0), and (Z) in no case shall the Commitment Escrow Shares Sourced from the Guarantee Escrow be less than zero (0).

“Commitment Investor” means a qualified institutional buyer or institutional accredited investor who enters into a Commitment Agreement with the Purchaser.

“Commitment Investor Percentage” means, with respect to each Commitment Investor, a fraction, expressed as a percentage, equal to (i) the Satisfied Commitment Amount for such Commitment Investor, divided by (ii) the Aggregate Satisfied Commitment Amount.

“Commitment Investors Commitment Escrow Share Amount” means the following portion of the Commitment Escrow Shares:

(i)	if the Adjusted Net Income is less than the Net Income Floor, then 100% of the Commitment Escrow Shares;

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(ii)	if the Adjusted Net Income is greater than the Net Income Target, then zero (0); and

(iii)	if the Adjusted Net Income is greater than the Net Income Floor but less than the Net Income Target, a percentage of the Commitment Escrow Shares equal to the difference between (A) one hundred percent (100%) and (B) the Partial Net Income Achievement Percentage.

“Earnout Share Ratio” means 0.0445931045.

“Minimum Guarantee Escrow Share Amount” means 1,282,051 Purchaser Ordinary Shares.

“Post-Redemption” means the time immediately prior to the Closing after giving effect to the Redemption or other pre-Closing Purchaser redemptions (if any).

“Public Shareholders Funded Amount” means the funds, in U.S. Dollars, if any, remaining in the Trust Account as of Post-Redemption (but excluding any payments for amounts as contemplated by Section 5.18 of the Agreement) that are not attributable to Purchaser Ordinary Shares held by (i) the Commitment Investors under the Commitment Agreements or (ii) the Sponsor (and/or any assignee of Sponsor) under the Backstop Agreement.

“Satisfied Commitment Amount” means, for each Commitment Investor, the U.S. dollar amount of Purchaser Ordinary Shares that such Commitment Investor (i) committed under its Commitment Agreement to purchase or otherwise continue to own through the Closing and not redeem in connection with the Redemption or any redemption in connection with the Extension (if any) and (ii) actually owns Post-Redemption (on the same cost basis).

ii.     to amend each of the defined terms “Guarantee Escrow Share Amount” and “Net Income Escrow Share Amount” by deleting such definitions in their entirety and replacing such definitions with the following:

“Guarantee Escrow Share Amount” means a total number of Purchaser Ordinary Shares equal to the difference between (i) 2,352,285 less (ii) the Commitment Escrow Shares Sourced from the Guarantee Escrow; provided, that the Guarantee Escrow Share Amount shall in no case be less than the Minimum Guarantee Escrow Share Amount.

“Net Income Escrow Share Amount” means a total number of Purchaser Ordinary Shares equal to the greater of (a) zero (0) and (b) the difference of (i) the Total Available Earnout Shares less (ii) the sum of (A) the Guarantee Escrow Share Amount, plus (B) the Commitment Escrow Share Amount.

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b.      Section 1.14 of the Agreement is hereby amended as follows:

i.	to delete subsection (a) thereof and replace it entirety with the following:

“(a)     At or prior to the Closing, the Purchaser Representative, the Seller Representative and an escrow agent mutually acceptable to the Company and the Purchaser, acting reasonably (the “Escrow Agent”), shall enter into one or more Escrow Agreements, effective as of the Effective Time, in form and substance reasonably satisfactory to the Parties (each, an “Escrow Agreement”), pursuant to which the Purchaser shall (i) issue to the Escrow Agent four percent (4%) of the number of Merger Consideration Shares equal to (A) the Merger Consideration Shares less (B) the Guarantee Escrow Shares, less (C) the Commitment Escrow shares, less (D) the Net Income Escrow Shares (if any) (such resulting Merger Consideration Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Indemnity Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Indemnity Escrow Shares (together with the Indemnity Escrow Shares, the “Indemnity Escrow Property”), by the Escrow Agent in a segregated escrow account (the “Indemnity Escrow Account”) and disbursed therefrom in accordance with the terms of Article VI hereof and such Escrow Agreement applicable to the Indemnity Escrow Shares, (ii) issue to the Escrow Agent a number of Merger Consideration Shares equal to the Guarantee Escrow Share Amount (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Guarantee Escrow Shares”) to be held by the Escrow Agent in a segregated escrow account (the “Guarantee Escrow Account”) and disbursed therefrom in accordance with the terms of Article XII hereof and such Escrow Agreement applicable to the Guarantee Escrow Shares, (iii) if the Commitment Escrow Share Amount is not zero, issue to the Escrow Agent a number of Merger Consideration Shares equal to the Commitment Escrow Share Amount (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Commitment Escrow Shares”) to be held by the Escrow Agent in a segregated escrow account (the “Commitment Escrow Account”) and disbursed therefrom in accordance with the terms of Article XII hereof and such Escrow Agreement applicable to the Commitment Escrow Shares, and (iv) if the Net Income Escrow Share Amount is not zero, issue to the Escrow Agent a number of Merger Consideration Shares equal to the Net Income Escrow Share Amount (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Net Income Escrow Shares”, and together with the Guarantee Escrow Shares, the Commitment Escrow Shares and the Indemnity Escrow Shares, the “Escrow Shares”) to be held by the Escrow Agent in a segregated escrow account (the “Net Income Escrow Account” and, the Indemnity Escrow Account, the Guarantee Escrow Account, the Commitment Escrow Account and the Net Income Escrow Account are collectively referred to herein as the “Escrow Account”) and disbursed therefrom in accordance with the terms of Article XII hereof and such Escrow Agreement applicable to the Net Income Escrow Shares.”

ii.	to add the following new subsection (f):

“(f)     The Commitment Escrow Shares shall be allocated as between the Purchaser (for cancellation in connection with the issuance to the Company Shareholders of the Borqs Commitment Issued Shares) and the Commitment Investors as set forth in Article XII. While the Commitment Escrow Shares are held in the Commitment Escrow Account, each Commitment Investor shall, in accordance with its Commitment Investor Percentage of the Commitment Escrow Shares, be entitled to (i) exercise voting rights with respect to such shares, and (ii) receive dividends (if declared) with respect to the Commitment Escrow Shares (other than those paid in equity securities, which shall be included as part of the Commitment Escrow Shares). The Parties shall treat the Commitment Investors as the owner of the Commitment Escrow Shares for U.S. federal income Tax purposes. Unless otherwise required by applicable Law, all distributions from the Commitment Escrow Account to the Commitment Investors shall be treated by the Parties for Tax purposes as adjustment to the basis of the Commitment Investors’ investment in Purchaser stock. In the event that the Commitment Escrow Shares are surrendered by the Escrow Agent to the Purchaser, the surrender shall be treated by the parties as a shareholder contribution to capital for the Commitment Investors for U.S. federal income Tax purposes. The Commitment Escrow Shares shall not be subject to release except in accordance with applicable Escrow Agreement and the release procedures set forth in Article XII. If all or any portion of the Commitment Escrow Shares are allocated to the Purchaser for cancellation in connection with the issuance to the Company Shareholders of the Borqs Commitment Issued Shares in accordance with Article XII, such Commitment Escrow Shares shall be transferred by the Escrow Agent to the Purchaser by way of surrender or by way of compulsory redemption by the Purchaser for nil consideration (both of which methods are hereby agreed and accepted by all parties hereto and will also be agreed to by the Escrow Agent), and the Purchaser shall cancel such shares and issue the equivalent number of the Borqs Commitment Issued Shares to the Company Shareholders that have previously delivered the Transmittal Documents to the Surviving Company or the Purchaser in accordance with Section 1.9, with each such Company Shareholder receiving its Pro Rata Share of such shares.”

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c.      Sections 7.2 and 7.3 of the Agreement (as amended by the First Amendment) is hereby amended to replace the following phrase each time it appears therein “and (C) the Net Income Escrow Shares” with the following “(C) the Commitment Escrow Shares, and (D) the Net Income Escrow Shares”.

d.      Section 12.1(b) of the Agreement is hereby amended to delete such section in its entirety and replace it with the following:

“(b)     Promptly after its receipt of the Earnout Financials, but in any event, within thirty (30) days thereafter, the Seller Representative shall prepare in good faith and deliver to the Purchaser Representative a written statement (the “Earnout Statement”) showing in reasonable detail its calculations, based on the Earnout Financials and this Agreement of (i) the Adjusted Net Income for the Earnout Period and (ii) the resulting (A) Backstop Guarantee Escrow Share Amount, (B) Borqs Guarantee Escrow Share Amount, (C), Commitment Investors Commitment Escrow Share Amount, (D) Borqs Commitment Escrow Share Amount, (E) Borqs Net Income Escrow Share Amount and (F) portion, if any, of the Net Income Escrow Shares that is not the Borqs Net Income Escrow Share Amount (collectively, with the Backstop Guarantee Escrow Share Amount, the Borqs Guarantee Escrow Share Amount, the Commitment Investors Commitment Escrow Share Amount, the Borqs Commitment Escrow Share Amount and the Borqs Net Income Escrow Share Amount, the “Earnout Shares”), in each case, as applicable and if any. The Earnout Statement shall be accompanied by appropriate and reasonable documentation supporting the amounts and number proposed in such statement reasonably sufficient for the Purchaser Representative to verify the information contained therein.”

e.       Section 12.2 of the Agreement is hereby amended as follows:

i.        to amend subsection (c) thereof to add after the phrase “Guarantee Additional Indemnity Escrow Shares” the following: “and the Commitment Additional Indemnity Escrow Shares”.

ii.        to delete subsection (d) thereof in its entirety and replace it with the following

“(d)    For the avoidance of doubt, (i) Sponsor (and/or any assignee of Sponsor under the Backstop Agreement) shall receive the Backstop Guarantee Escrow Share Amount, if any, (ii) each Commitment Investor shall receive its Commitment Investor Percentage of the Commitment Investors Commitment Escrow Share Amount, if any, (iii) the Company Shareholders shall receive (A) the Borqs Guarantee Escrow Share Amount (through the Borqs Guarantee Issued Shares from the Purchaser), (B) the Borqs Commitment Escrow Share Amount (through the Borqs Commitment Issued Shares (as defined below) from the Purchaser), and (C) the Borqs Net Income Escrow Share Amount, in each case if any, with each Company Shareholder receiving its Pro Rata Share, in each case, less the Additional Indemnity Escrow Shares, and (iv) the portion, if any, of the Net Income Escrow Shares that is not the Borqs Net Income Escrow Share Amount shall be released to the Purchaser by way of surrender or by way of compulsory redemption by the Purchaser for nil consideration (both of which methods are hereby agreed and accepted by all parties hereto and will also be agreed to by the Escrow Agent), and the Purchaser shall immediately cancel such shares.”

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iii.      to amend subjection (e) thereof to add after the phrase “the Borqs Guarantee Escrow Share Amount” the following: “or the Borqs Commitment Escrow Share Amount”.

iv.      to add the following new subsection (f):

(f)      If the Company Shareholders are entitled to receive the Borqs Commitment Escrow Share Amount, the Escrow Agent shall deliver the applicable Commitment Escrow Shares from the Escrow Account to the Purchaser by way of surrender or by way of compulsory redemption by the Purchaser for nil consideration (both of which methods are hereby agreed and accepted by all parties hereto and will also be agreed to by the Escrow Agent), for cancellation by the Purchaser (which cancellation shall occur within three (3) Business Days after the Purchaser’s receipt of such shares), and the Purchaser shall promptly thereafter (but in any event, within three (3) Business Days after the Purchaser’s receipt of such shares) authorize and issue a number of new Purchaser Ordinary Shares equal to the Borqs Commitment Escrow Share Amount, with such shares equal and identical in all material respects (including in rights, voting, privileges, and preferences) as the Commitment Escrow Shares (the “Borqs Commitment Issued Shares”), to the Company Shareholders; provided, that notwithstanding the foregoing, the Purchaser shall deliver four percent (4%) of the Borqs Commitment Issued Shares (the “Commitment Additional Indemnity Escrow Shares”) to the Escrow Agent for deposit in the Indemnity Escrow Account, with such Commitment Additional Indemnity Escrow Shares being treated and held as Indemnity Escrow Shares in accordance with this Agreement and the Escrow Agreement. The Borqs Commitment Issued Shares shall be issued to each Company Shareholder that previously delivered the Transmittal Documents to the Surviving Company or the Purchaser in accordance with Section 1.9, with each such Company Shareholder receiving its Pro Rata Share of the Borqs Commitment Issued Shares (less the Commitment Additional Indemnity Escrow Shares).

f.       The parties acknowledge and agree that for purposes of the Agreement, any Purchaser Ordinary Shares purchased from the Purchaser by Commitment Investors pursuant to the Commitment Agreements or by the Sponsor (and/or any assignee of Sponsor under the Backstop Agreement) under the Backstop Agreement shall be part of the PIPE Investment and the shares issued thereunder shall be PIPE Shares.

3.           Effect of Amendment. The provisions of the Agreement are amended and modified by the provisions of this Amendment. If any provision of the Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Agreement shall, to the extent of such difference or inconsistency, be disregarded. Except as expressly provided in this Amendment, all of the terms and provisions in the Agreement and the Ancillary Documents are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. For the avoidance of doubt, and notwithstanding anything in this Amendment, to the extent any of the provisions of this Amendment, or any of the matters contemplated hereby, conflict with, or require (or are subject to) disclosure by the Company, the Purchaser or Merger Sub pursuant to the Agreement, or if any such non-disclosure or any other term of this Amendment would constitute an inaccuracy or breach of any of the representations, warranties or covenants of the Company, the Purchaser or Merger Sub in the Agreement, such conflict, requirement or breach is hereby waived.

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4.             Single Agreement. This Amendment and the Agreement, as amended and modified by the provisions of this Amendment, shall constitute and shall be construed as a single agreement. The provisions of the Agreement, as amended and modified by the provisions of this Amendment, are incorporated herein by this reference and are ratified and affirmed. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

5.             Entire Agreement. The Agreement, as amended and modified by this Amendment, and the documents or instruments referenced herein, including the Backstop Agreement to the extent incorporated herein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

6.             Miscellaneous. Sections 10.1 through 10.10, 10.12 and 10.13 of the Agreement are hereby incorporated herein by reference and apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

The Purchaser:

PACIFIC SPECIAL ACQUISITION CORP.

By:	/s/ Yaqi Feng
	Name:	Yaqi Feng
	Title:	COO

The Purchaser Representative:

ZHENGQI INTERNATIONAL HOLDING LIMITED, solely in its capacity as the Purchaser Representative

By:	/s/ Zhouhong Peng
	Name:	Zhouhong Peng
	Title:	Director

The Company:

BORQS INTERNATIONAL HOLDING CORP

By:	/s/ Pat Chan
	Name:	Pat Chan
	Title:	Chief Executive Officer

The Seller Representative:

/s/ Zhengdong Zou
Zhengdong Zou, solely in its capacity as the Seller Representative

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